Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Marpai, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 (3)	Rule 457(h)	2,277,910	$1.97	$4,487,482.7	$0.0001476	$662.36
	Total Offering Amounts				$1.97	$4,487,482.7		$662.36
	Total Fees Previously Paid							---
	Total Fee Offsets							---
	Net Fee Due							$662.36

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)

Represents shares for Common Stock reserved for issuance upon the exercise of options or other awards that may be granted under the Company’s 2024 Global Stock Incentive Plan (the “Plan”) to which this Registration Statement relates.

(3)

The fee is based on the number of shares of Common Stock which may be issued under the Company’s Plan this Registration Statement on Form S-8 relates to and is estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sales price of Marpai, Inc.’s Common Stock as reported on the Nasdaq Capital Market on May 21, 2024.